Exhibit 99.1

For Release: Thursday, Feb. 14, 2013, 7:30 a.m. EST

GM Reports 2012 Net Income of $4.9 Billion
Full-year EBIT-adjusted of $7.9 billion

•	Company posts third consecutive year of strong earnings

•	Fourth quarter net income of $0.9 billion, up from $0.5 billion last year

•	EBIT-adjusted of $1.2 billion in the fourth quarter, up from $1.1 billion last year

DETROIT - General Motors Co. (NYSE: GM) today announced 2012 calendar-year net income attributable to common stockholders of $4.9 billion, or $2.92 per fully diluted share, down from $7.6 billion, or $4.58 per fully diluted share in 2011, due primarily to unfavorable special items.

Special items during the calendar year impacted full-year net income to common stockholders unfavorably, $(0.5) billion, or $(0.32) per share, compared to a favorable $1.2 billion impact in 2011, or $0.70 per share.

Revenue increased 1 percent to $152.3 billion, compared with $150.3 billion in 2011. Full-year earnings before interest and tax (EBIT) adjusted was $7.9 billion, compared with $8.3 billion in 2011. Full-year EBIT-adjusted for 2012 includes the impact of restructuring charges of $(0.4) billion.

“We recorded another solid year in 2012 as we grew the business, delivered a third straight year of profitability and took significant actions to put the company on a solid path for future growth,” said Dan Akerson, chairman and CEO. “This year our priorities will be executing flawless new vehicle launches, controlling costs and delivering more vehicles to our customers at outstanding value.”

Overview (in billions except for per share amounts)

	Q4 2011	Q4 2012	Full-year 2011	Full-year 2012

Revenue	$38.0	$39.3	$150.3	$152.3
Net income attributable to common stockholders	$0.5	$0.9	$7.6	$4.9

Earnings per share (EPS) fully diluted	$0.28	$0.54	$4.58	$2.92
Impact of special items on EPS fully diluted	$(0.11)	$0.06	$0.70	$(0.32)

EBIT-adjusted	$1.1	$1.2	$8.3	$7.9
Automotive net cash flow from operating activities	$1.2	$0.5	$7.4	$9.6
Adjusted automotive free cash flow	$(0.2)	$1.1	$3.0	$4.3

1

Fourth Quarter Results
Revenue in the fourth quarter of 2012 increased 3 percent to $39.3 billion, compared with the fourth quarter of 2011. GM's fourth quarter 2012 net income attributable to common stockholders was $0.9 billion, or $0.54 per fully diluted share, including a net gain from special items of $0.1 billion or $0.06 per fully diluted share.

In the fourth quarter of 2011, GM's net income attributable to common stockholders was $0.5 billion, or $0.28 per fully diluted share, including a net loss from special items of $(0.2) billion, or $(0.11) per fully diluted share.

EBIT-adjusted was $1.2 billion in the fourth quarter of 2012, compared with $1.1 billion in the fourth quarter of 2011. Fourth quarter EBIT-adjusted for 2012 includes the impact of restructuring charges of $(0.2) billion.

GM's fourth quarter 2012 special items impact to net income of $0.1 billion includes a $34.9 billion non-cash benefit from the release of the majority of the company's valuation allowances on U.S. and Canada deferred tax assets and an associated $(26.2) billion non-cash goodwill impairment charge; a $(5.2) billion non-cash impairment of GM Europe long-lived assets; and a $(2.2) billion charge related to U.S. salaried pension plan actions announced earlier this year, among other smaller items.

The non-cash impairment of GM Europe long-lived assets does not reflect any change to the company's objective to break-even in its European operations by mid-decade.

Segment Results

•
GM North America (GMNA) reported EBIT-adjusted of $1.4 billion in the fourth quarter of 2012 compared with $1.5 billion in 2011. Full-year EBIT-adjusted was $7.0 billion in 2012 compared to $7.2 billion in 2011. Based on GMNA's 2012 financial performance, the company will pay profit sharing of up to $6,750 to approximately 49,000 eligible GM U.S. hourly employees.

•
GM Europe (GME) reported EBIT-adjusted of $(0.7) billion in the fourth quarter of 2012, compared to $(0.6) billion in 2011. Full-year EBIT-adjusted was $(1.8) billion in 2012, compared with $(0.7) billion in 2011.

•
GM International Operations (GMIO) reported EBIT-adjusted of $0.5 billion in the fourth quarter of 2012 compared with $0.4 billion in 2011. Full-year EBIT-adjusted was $2.2 billion in 2012 compared with $1.9 billion in 2011.

•
GM South America (GMSA) reported EBIT-adjusted of $0.1 billion in the fourth quarter of 2012, compared with $(0.2) billion in 2011. Full-year EBIT-adjusted was $0.3 billion in 2012 compared with EBIT-adjusted of $(0.1) billion in 2011.

•	GM Financial reported earnings before taxes (EBT) of $0.1 billion in the fourth quarter of 2012, compared with $0.2 billion in 2011. Full-year EBT was $0.7 billion, compared to $0.6 billion in 2011.

Cash Flow and Liquidity
For the fourth quarter of 2012, automotive cash flow from operating activities was $0.5 billion, compared to $1.2 billion in 2011. In the fourth quarter of 2012, adjusted automotive free cash flow was $1.1 billion, compared to $(0.2) billion in 2011. For the year, adjusted automotive free cash flow was $4.3 billion, compared to $3.0 billion a year ago.
GM ended 2012 with strong total automotive liquidity of $37.2 billion compared with $37.0 billion at year-end in 2011. Automotive cash and marketable securities was $26.1 billion at the end of 2012, compared with $31.6 billion a year earlier.

GM expects capital expenditures for 2013 to be similar to 2012.

2

U.S. Pension Update
GM's U.S. defined benefit pension plans earned asset returns of 11.6 percent in 2012 and ended the year 84 percent funded. The underfunded position stood at $13.1 billion, slightly improved from the prior year. As previously announced, during 2012 GM settled approximately $28 billion of its U.S. salaried pension liability through a combination of lump sum offers and annuitizations.

Under current economic conditions, GM expects no mandatory contributions to U.S. defined benefit pension plans for at least five years. While the company will continue to evaluate opportunities to make voluntary cash contributions, it has no current plans to do so in 2013.

“We're pleased with our fourth quarter results, as the business generated strong adjusted free cash flow and we took significant steps to strengthen our fortress balance sheet,” said Dan Ammann, senior vice president and CFO. “Our aggressive vehicle launch cadence and focus on improving the topline, combined with rigorous cost discipline will help us continue to generate strong business results moving forward.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Daewoo, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

Contacts:
Tom Henderson
Office 313-667-2702
Cell 313-410-2704
tom.e.henderson@gm.com

Randy Arickx
Office 313-667-0006
Cell 313-268-7070
randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial's international operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

3

Exhibit 1

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The accompanying tables and charts include earnings before interest and taxes adjusted for special items, presented net of noncontrolling interests (EBIT-adjusted), and Automotive adjusted free cash flow. These metrics are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (U.S. GAAP) and have not been audited or reviewed by GM's independent auditors. EBIT-adjusted and Automotive adjusted free cash flow are considered non-GAAP financial measures.

Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM's operating results because they exclude amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. Management believes these measures allow it to readily view operating trends, perform analytical comparisons and benchmark performance between periods and among geographic regions. Accordingly, GM believes these non-GAAP financial measures are useful in allowing for greater transparency of GM's core operations and they are therefore used by management in its financial and operational decision-making.

While management believes that these non-GAAP financial measures provide useful information, they are not operating measures under U.S. GAAP, and there are limitations associated with their use. GM's calculation of these non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in their method of calculation. As a result the use of these non-GAAP financial measures has limitations and should not be considered in isolation from, or as a substitute for, other measures such as Net income or Net income attributable to stockholders. Due to these limitations, these non-GAAP financial measures are used as a supplement to U.S. GAAP measures.

The following table summarizes the reconciliation of EBIT-adjusted to its most comparable U.S. GAAP measure (dollars in millions):

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating segments
GMNA(a)	$1,395	$1,497	$6,953	$7,194
GME(a)	(699)	(562)	(1,797)	(747)
GMIO(a)	473	373	2,191	1,897
GMSA(a)	99	(225)	271	(122)
GM Financial(b)	146	170	744	622
Total operating segments(b)	1,414	1,253	8,362	8,844
Corporate and eliminations	(166)	(156)	(503)	(540)
EBIT-adjusted(b)	1,248	1,097	7,859	8,304
Adjustments	(35,418)	(622)	(36,106)	861
Corporate interest income	84	92	343	455
Automotive interest expense	133	135	489	540
Loss on extinguishment of debt	232	—	250	—
Income tax expense (benefit)	(35,645)	(293)	(34,831)	(110)
Net income attributable to stockholders	1,194	725	6,188	9,190
Less: cumulative dividends on and undistributed earnings allocated to Series B Preferred Stock participating security	302	253	1,329	1,605
Net income (loss) attributable to common stockholders	$892	$472	$4,859	$7,585
__________

(a)
GM's automotive operations interest and income taxes are recorded centrally in Corporate; therefore, there are no reconciling items for GM's automotive operating segments between EBIT-adjusted and Net income attributable to stockholders.

(b)	GM Financial amounts represent income before income taxes.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following table summarizes the impact of special items to net income to common stockholders (in millions):

	Years Ended
	December 31, 2012	December 31, 2011
Net income attributable to common stockholders	$4,859	$7,585

Included in Above:
Gain on sale of our New Delphi Class A Membership Interests	$—	$1,645
Gain related to Canadian Health Care Trust (HCT) settlement	—	749
Impairment related to Ally Financial common stock	—	(555)
Gain on sale of Ally Financial preferred stock	—	339
Charges related to HKJV	—	(106)
Gain on extinguishment of debt	—	63
Deferred tax valuation allowance release	34,936	415
Goodwill impairment charges	(26,899)	(1,274)
GME long-lived and intangible asset impairment	(5,232)	—
Pension settlement charges	(2,249)	—
Premium paid to purchase our common stock from the U.S.Treasury	(402)	—
GM Korea hourly wage litigation	(336)	—
Redemption of GM Korea mandatorily redeemable preferred shares	(174)	—
Impairment charge related to our investment in PSA	(220)	—
Charge to record General Motors Strasbourg S.A.S. (GMS) assets and liabilities to estimated fair value	(119)	—
Income related to insurance recoveries	112	—
Impact to undistributed earnings allocated to our Series B Preferred Stock	52	(115)
Total impact to net income to common stockholders	$(531)	$1,161

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following tables summarize the impact of special items to EBIT-adjusted (in millions):

	Year Ended December 31, 2012
	GMNA	GME	GMIO	GMSA	Corporate	Total
Goodwill impairment charges	$(26,399)	$(590)	$(132)	$—	$—	$(27,121)
Impairment charges of property	—	(3,714)	—	—	—	(3,714)
Impairment charges of intangible assets	—	(1,755)	—	—	—	(1,755)
Pension settlement charges	(2,662)	—	—	—	—	(2,662)
Premium paid to purchase our common stock from the UST	—	—	—	—	(402)	(402)
GM Korea hourly wage litigation	—	—	(336)	—	—	(336)
Impairment charge related to our investment in PSA	—	(220)	—	—	—	(220)
Income related to insurance recoveries	9	7	112	27	—	155
Charge to record General Motors Strasbourg S.A.S. (GMS) assets and liabilities to estimated fair value	—	(119)	—	—	—	(119)
Noncontrolling interests related to redemption of the GM Korea mandatorily redeemable preferred shares	—	—	68	—	—	68
Total adjustments to EBIT	$(29,052)	$(6,391)	$(288)	$27	$(402)	$(36,106)

	Year Ended December 31, 2011
	GMNA	GME	GMIO	GMSA	Corporate	Total
Gain on sale of our New Delphi Class A Membership Interests	$1,645	$—	$—	$—	$—	$1,645
Goodwill impairment charges	—	(1,016)	(258)	—	—	(1,274)
Gain related to HCT settlement	749	—	—	—	—	749
Impairment related to Ally Financial common stock	—	—	—	—	(555)	(555)
Gain on sale of Ally Financial preferred stock	—	—	—	—	339	339
Charges related to HKJV	—	—	(106)	—	—	(106)
Gain on extinguishment of debt	—	—	—	63	—	63
Total adjustments to EBIT	$2,394	$(1,016)	$(364)	$63	$(216)	$861

The following table summarizes the reconciliation of Automotive adjusted free cash flow to Automotive net cash provided by operating activities (dollars in millions):

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Automotive adjusted free cash flow	$1,136	(174)	$4,288	$3,018
Less: Adjustments for voluntary management actions	2,712	767	2,712	1,830
Automotive free cash flow	(1,576)	(941)	1,576	1,188
Capital expenditures	2,062	2,176	8,055	6,241
Automotive net cash provided by operating activities	$486	$1,235	$9,631	$7,429

Adjustments for voluntary management actions include the following items: voluntary contributions to the Retiree Plan of $2.3 billion for the purchase of annuity contracts and the premium paid to purchase our common stock from the UST of $0.4 billion in December 2012; termination of in-transit wholesale advance agreement in GMNA resulting in an increase to accounts receivable of $1.1 billion and OPEB payments relating to the HCT settlement of $0.8 billion in 2011.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2012
Total net sales and revenue	$24,175	$5,580	$7,940	$4,491	$(1)	$(3,408)	$38,777	$529	$1	$39,307

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$940	$5,742	$197	$131	$12	$—	$7,022	$69	$(3)	$7,088

Equity income, net of tax and gain on investments	$2	$—	$419	$—	$—	$—	$421	$—	$—	$421

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2011
Total net sales and revenue	$23,111	$6,277	$7,035	$4,200	$11	$(3,035)	$37,599	$394	$(3)	$37,990

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$844	$328	$137	$113	$13	$(1)	$1,434	$28	$(2)	$1,460

Equity income, net of tax and gain on investments	$—	$—	$288	$1	$—	$—	$289	$—	$—	$289

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2012
Total net sales and revenue	$94,595	$22,050	$27,690	$16,950	$40	$(11,032)	$150,293	$1,961	$2	$152,256

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$3,663	$6,570	$638	$483	$49	$(1)	$11,402	$225	$(10)	$11,617

Equity income, net of tax and gain on investments	$9	$—	$1,552	$1	$—	$—	$1,562	$—	$—	$1,562

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2011
Total net sales and revenue	$90,233	$26,757	$24,761	$16,877	$61	$(9,820)	$148,869	$1,410	$(3)	$150,276

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$3,693	$1,371	$491	$454	$50	$(1)	$6,058	$85	$(2)	$6,141

Equity income, net of tax and gain on investments(a)	$1,733	$—	$1,458	$1	$—	$—	$3,192	$—	$—	$3,192
__________

(a)	Includes a gain of 1.6 billion recorded on the sale of GM's New Delphi Class A Membership Interests.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	December 31, 2012	December 31, 2011	December 31, 2010
Worldwide Employment (thousands)
GMNA	101	98	96
GME	37	39	40
GMIO(a)	39	34	32
GMSA	32	33	31
GM Financial	4	3	3
Total Worldwide	213	207	202

U.S. - Salaried	30	29	28
U.S. - Hourly	50	48	49
______

(a)	Increase in GMIO includes an increase of 4,000 employees due to the acquisition of HKJV.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Production Volume (units in thousands)(a)
GMNA - Cars	305	285	1,270	1,145
GMNA - Trucks	470	454	1,967	1,944
Total GMNA	775	739	3,237	3,089
GME	209	249	927	1,189
GMIO - Consolidated Entities	342	294	1,208	1,114
GMIO - Joint Ventures(b)	886	810	3,238	2,927
Total GMIO	1,228	1,104	4,446	4,041
GMSA	223	227	879	948
Total Worldwide	2,435	2,319	9,489	9,267
__________

(a)	Production volume includes vehicles produced by certain joint ventures.

(b)	The joint venture agreements with SGMW and FAW-GM allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture production in China.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Vehicle Sales (units in thousands)(a)(b)(c)
United States
Chevrolet - Cars	167	150	837	763
Chevrolet - Trucks	184	192	673	668
Chevrolet - Crossovers	80	79	341	344
Cadillac	46	39	150	152
Buick	43	38	180	178
GMC	107	103	414	398
Total United States	628	602	2,596	2,504
Canada, Mexico and Other	107	110	423	421
Total GMNA	735	712	3,019	2,925
GME
Opel/Vauxhall	236	276	1,054	1,218
Chevrolet	135	141	550	528
Other	1	1	3	4
Total GME	372	417	1,607	1,751
GMIO
Chevrolet	329	285	1,186	1,087
Wuling	345	310	1,335	1,194
Buick	184	151	700	646
GM Daewoo	—	—	—	15
Holden	32	32	124	134
GMC	9	9	40	39
Cadillac	10	10	35	35
Other	59	47	195	132
Total GMIO(d)	968	844	3,616	3,281
GMSA
Chevrolet	258	266	1,041	1,057
Other	1	1	6	9
Total GMSA	260	267	1,047	1,066
Total Worldwide	2,334	2,240	9,288	9,024
__________

(a)
GMNA vehicle sales primarily represent sales to the end customer. GME, GMIO and GMSA vehicle sales primarily represent estimated sales to the end customer. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate vehicle sales.

(b)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(c)	Vehicle sales data may include rounding differences.

(d)
Includes the following joint venture sales. Vehicle sales for SAIC GM Investment Limited, General Motors India Private Limited and Chevrolet Sales India Private Limited (collectively HKJV) are included through August 31, 2012:

	Year Ended December 31,
	2012	2011
Joint venture sales in China
SGM	—	1,200
SGMS	1,331	—
SGMW and FAW-GM	1,501	1,342
Joint venture sales in India
HKJV	64	111

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Market Share(a)(b)
United States - Cars	12.8%	12.8%	14.3%	15.7%
United States - Trucks	24.9%	26.1%	23.7%	25.2%
United States - Crossovers	16.5%	17.3%	17.3%	18.8%
Total United States	17.1%	18.0%	17.5%	19.2%
Total GMNA	16.6%	17.5%	16.9%	18.4%
Total GME	8.3%	8.6%	8.5%	8.7%
Total GMIO(c)	9.8%	9.5%	9.5%	9.5%
Total GMSA	17.7%	18.4%	18.0%	18.8%
Total Worldwide	11.5%	11.6%	11.5%	11.9%

U.S. Retail/Fleet Mix
% Fleet Sales - Cars	27.9%	24.4%	30.6%	31.3%
% Fleet Sales - Trucks	21.8%	21.8%	25.3%	24.2%
% Fleet Sales - Crossovers	16.7%	16.6%	19.2%	18.8%
Total Vehicles	22.7%	21.4%	25.9%	25.5%

GMNA Capacity Utilization	93.4%	91.5%	97.5%	95.6%
__________

(a)	Market share information is based on vehicle sales volume.

(b)
GMNA vehicle sales primarily represent sales to the end customer. GME, GMIO and GMSA vehicle sales primarily represent estimated sales to the end customer. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate vehicle sales.

(c)
Includes the following joint venture sales. Vehicle sales for SAIC GM Investment Limited, General Motors India Private Limited and Chevrolet Sales India Private Limited (collectively HKJV) are included through August 31, 2012:

	Year Ended
	December 31, 2012	December 31, 2011
Joint venture sales in China
SGM	—	1,200
SGMS	1,331	—
SGMW and FAW-GM	1,501	1,342
Joint venture sales in India
HKJV	64	111

General Motors Company and Subsidiaries
Consolidated Income Statements
(In millions, except per share amounts)
(Unaudited)

	Years Ended December 31,
	2012	2011	2010
Net sales and revenue
Automotive sales and revenue	$150,295	$148,866	$135,311
GM Financial revenue	1,961	1,410	281
Total net sales and revenue	152,256	150,276	135,592
Costs and expenses
Automotive cost of sales	140,236	130,386	118,768
GM Financial operating and other expenses	1,207	785	152
Automotive selling, general and administrative expense	13,593	12,105	11,446
Other automotive expenses, net	438	58	118
Goodwill impairment charges	27,145	1,286	—
Total costs and expenses	182,619	144,620	130,484
Operating income (loss)	(30,363)	5,656	5,108
Automotive interest expense	489	540	1,098
Interest income and other non-operating income, net	845	851	1,531
Gains (losses) on extinguishment of debt	(250)	18	196
Income (loss) before income taxes and equity income	(30,257)	5,985	5,737
Income tax expense (benefit)	(34,831)	(110)	672
Equity income, net of tax and gain on investments	1,562	3,192	1,438
Net income	6,136	9,287	6,503
Net (income) loss attributable to noncontrolling interests	52	(97)	(331)
Net income attributable to stockholders	$6,188	$9,190	$6,172
Net income attributable to common stockholders	$4,859	$7,585	$4,668

Earnings per share
Basic
Basic earnings per common share	$3.10	$4.94	$3.11
Weighted-average common shares outstanding	1,566	1,536	1,500
Diluted
Diluted earnings per common share	$2.92	$4.58	$2.89
Weighted-average common shares outstanding	1,675	1,668	1,624

General Motors Company and Subsidiaries
Basic and Diluted Earnings per Share
(Unaudited)

In the three months and year ended December 31, 2012 GM was required to use the two-class method for calculating earnings per share as the applicable market value of its common stock was below $33.00 per common share in the period ended December 31, 2012.

The following table summarizes basic and diluted earnings per share for the three months and years ended December 31, 2012 and 2011 (in millions, except per share amounts):

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Basic earnings (loss) per share
Net income (loss) attributable to stockholders	$1,194	$725	$6,188	$9,190
Less: cumulative dividends on preferred stock and undistributed earnings allocated to Series B Preferred Stock participating security(a)(b)	302	253	1,329	1,605
Net income (loss) attributable to common stockholders	$892	$472	$4,859	$7,585
Weighted-average common shares outstanding - basic	1,551	1,571	1,566	1,536
Basic earnings (loss) per common share	$0.58	$0.30	$3.10	$4.94
Diluted earnings (loss) per share
Net income (loss) attributable to stockholders	$1,194	$725	$6,188	$9,190
Less: cumulative dividends on preferred stock and undistributed earnings allocated to Series B Preferred Stock participating security(a)(c)	296	257	1,301	1,552
Net income attributable to common stockholders	$898	$468	$4,887	$7,638
Weighted-average shares outstanding - diluted
Weighted-average common shares outstanding - basic	1,551	1,571	1,566	1,536
Dilutive effect of warrants	116	96	104	130
Dilutive effect of restricted stock units (RSUs)	7	1	5	2
Weighted-average common shares outstanding - diluted	1,674	1,668	1,675	1,668
Diluted earnings (loss) per common share	$0.54	$0.28	$2.92	$4.58
___________

(a)	Includes earned but undeclared dividends of $26 million on our Series A Preferred Stock and $20 million on our Series B Preferred Stock in the years ended December 31, 2012 and 2011.

(b)
Includes cumulative dividends on preferred stock of $215 million and earnings of $87 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2012; and includes cumulative dividends on preferred stock of $215 million and earnings of $38 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2011. Includes cumulative dividends on preferred stock of $859 million and earnings of $470 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2012; and includes cumulative dividends on preferred stock of $859 million and earnings of $746 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2011.

(c)
Includes cumulative dividends on preferred stock of $215 million and earnings of $81 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2012; and includes cumulative dividends on preferred stock of $215 million and earnings of $42 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2011. Includes cumulative dividends on preferred stock of $859 million and earnings of $442 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2012; and includes cumulative dividends on preferred stock of $859 million and earnings of $693 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2011.

General Motors Company and Subsidiaries
Consolidated Balance Sheets
(In millions, except share amounts)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$18,422	$16,071
Marketable securities	8,988	16,148
Restricted cash and marketable securities	686	1,005
Accounts and notes receivable (net of allowance of $311 and $331)	10,395	9,964
GM Financial finance receivables, net (including gross consumer finance receivables transferred to SPEs of $3,444 and $3,295)	4,044	3,251
Inventories	14,714	14,324
Equipment on operating leases, net	1,782	2,464
Deferred income taxes	9,429	527
Other current assets	1,536	1,169
Total current assets	69,996	64,923
Non-current Assets
Restricted cash and marketable securities	682	1,228
GM Financial finance receivables, net (including gross consumer finance receivables transferred to SPEs of $6,458 and $5,773)	6,954	5,911
Equity in net assets of nonconsolidated affiliates	6,883	6,790
Property, net	24,196	23,005
Goodwill	1,973	29,019
Intangible assets, net	6,809	10,014
GM Financial equipment on operating leases, net (including assets transferred to SPEs of $540 and $274)	1,649	785
Deferred income taxes	27,922	512
Other assets and deferred income taxes	2,358	2,416
Total non-current assets	79,426	79,680
Total Assets	$149,422	$144,603
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable (principally trade)	$25,166	$24,551
Short-term debt and current portion of long-term debt
Automotive (including certain debt at VIEs of $228 and $171)	1,748	1,682
GM Financial	3,770	4,118
Accrued liabilities (including derivative liabilities at VIEs of $18 and $44)	23,308	22,875
Total current liabilities	53,992	53,226
Non-current Liabilities
Long-term debt
Automotive (including certain debt at VIEs of $122 and $7)	3,424	3,613
GM Financial	7,108	4,420
Postretirement benefits other than pensions	7,309	6,836
Pensions	27,420	25,075
Other liabilities and deferred income taxes	13,169	12,442
Total non-current liabilities	58,430	52,386
Total Liabilities	112,422	105,612
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, 2,000,000,000 shares authorized:
Series A (276,101,695 shares issued and outstanding (each with a $25.00 liquidation preference) at December 31, 2012 and 2011)	5,536	5,536
Series B (99,988,796 and 100,000,000 shares issued and outstanding (each with a $50.00 liquidation preference) at December 31, 2012 and 2011)	4,855	4,855
Common stock, $0.01 par value (5,000,000,000 shares authorized and 1,366,373,526 shares and 1,564,727,289 shares issued and outstanding at December 31, 2012 and 2011)	14	16
Capital surplus (principally additional paid-in capital)	23,834	26,391
Retained earnings	10,057	7,183
Accumulated other comprehensive loss	(8,052)	(5,861)
Total stockholders’ equity	36,244	38,120
Noncontrolling interests	756	871
Total Equity	37,000	38,991
Total Liabilities and Equity	$149,422	$144,603